For further information contact:
                                             Bruce Byots(investors)630.663.2906
                                             Steven Bono(media) 630.663.2150
                                             Steven Preston (CFO) 630.663.2260


FOR IMMEDIATE RELEASE
March 17, 2003


        SERVICEMASTER REPORTS PRELIMINARY 2002 EARNINGS PER SHARE OF $.56
        -----------------------------------------------------------------
                     AND RESTATED RESULTS FOR 2000 AND 2001
                     --------------------------------------

     DOWNERS GROVE, Illinois, March 17, 2003 - The ServiceMaster Company (NYSE:SVM) today announced preliminary 2002 results. Revenues of $3.59 billion were up 1 percent over restated 2001. Earnings per share from continuing operations, before extraordinary items was $.56 in 2002. This figure compares with a restated loss of $.56 per share in 2001 that reflects previously reported restructuring charges. The prior year included $.95 per share of previously reported restructuring charges and $.14 per share of goodwill amortization. Following the adoption of Statement of Financial Accounting Standards "SFAS" No. 142, the Company no longer amortizes goodwill.

     In order to assist in the comparison of earnings per share, please refer to Tables A and B in this release. Table A shows the income statement and equity impact of the restatement. Table B provides a reconciliation of previously reported net income with the restated amounts. In addition, a discussion of the restatement is also included in this release.


     "We ended the year in line with our guidance. We increased our net cash provided from operations to $380 million, which was more than double our net income, and reduced our debt to the lowest levels in almost six years," said Jonathan Ward, Chairman and Chief Executive Officer.

     "The Company experienced particularly strong earnings growth in its American Home Shield segment, with Terminix also showing improvement over the prior year. However, this growth was offset by a disappointing decline in the ARS/AMS segment," said Ward. "Our operational initiatives such as Six Sigma, strategic sourcing, Voice of the Customer and Voice of the Employee continue to produce results and add to the competitiveness of the enterprise, while we are challenged by increases in insurance and healthcare costs."

     This announcement is preliminary, pending completion by Deloitte & Touche of its audit of 2002 and its re-audits of 2001 and 2000. In addition, as part of the Securities and Exchange Commission's (SEC) previously announced review of all Fortune 500 companies, the SEC reviewed the Company's most recent 10-K and 10-Q filings. The Company is nearing completion of its discussion with the SEC relating to this review. The restatement reflects the initial results from both the re-audit and the discussions with the SEC.

     "The preliminary changes from the re-audit primarily reflect changes in the interpretation of accounting literature. The restatement does not have a material impact on earnings in 2002 or in the future, and has no impact on the historical or future cash flow of the business," said Ward.

     "We are dedicated to conduct and reporting which is straight-forward and transparent. In fact, we have already made previous public disclosures on the majority of the items that are being restated," said Steven Preston, Chief Financial Officer. "And now, with the addition of new segment reporting, our shareholders will also have better ongoing visibility into the components of our business."

Review of Cash Flows and Balance Sheet
--------------------------------------

     Net cash flow provided from operations for 2002 was $380 million, an improvement of $17 million over the previous year. This result reflects a significant improvement in the use of working capital, primarily at TruGreen ChemLawn and American Residential Services.

     As a result of continued strong cash flows and application of the net proceeds received from the Company's 2001 dispositions, total debt was reduced by $320 million during 2002. The Company's total debt has been reduced by approximately $1 billion during the last two years to $835 million.

Outlook
-------

     "Our business remains well positioned to produce annual earnings growth over the next several years. But economic uncertainty and world events contributing to consumer confidence being at a 10-year low, make it particularly difficult to have early visibility to the full-year's results," said Ward.

         "If current conditions persist, we would expect to achieve mid single-digit earnings growth in 2003," continued Ward. "We believe that the trends coming out of the first quarter should provide us with greater visibility to full-year results, which we will discuss in our first quarter earnings announcement in April."

     "Throughout 2003 we will maintain a strong focus on top-line sales, increased retention, controlling expenses and continued strong cash flow," concluded Ward. "While maintaining a sound dividend policy, during the year we may take advantage of additional opportunities to repurchase common stock."

Business Review by Segment
--------------------------

     Note: Beginning with this release, the businesses previously in the Home Maintenance and Improvement ("HMI") segment will be further broken out to improve transparency. American Home Shield (AHS) will be reported as an individual segment and the combination of American Residential Services (ARS) and American Mechanical Services (AMS) will be reported as another segment. The franchise operations, ServiceMaster Clean and Merry Maids, formerly in the HMI segment will now be reported in the "Other Operations" segment. 2002 results of the segments reflect the elimination of goodwill and trade name amortization required under SFAS No. 142. Therefore, for comparative purposes, 2001 results have been presented on a proforma basis as if SFAS No. 142 had been in effect for 2001 thereby excluding the amortization expense affected by the new accounting standard. Additionally, 2001 results reflect the restatement.


TruGreen

     For 2002 and 2001, the TruGreen segment reported revenues of $1.37 billion. The lawn care unit revenues increased by 1 percent in the full year, benefiting from higher customer counts due in part to new marketing strategies and quality of service initiatives. Revenues in the landscaping unit were down 1 percent for the year. Operating income for 2002 and 2001 was $171 million and $181 million (proforma), respectively. The decline in operating income was, in part, driven by higher insurance and selling costs.

     As a part of the SEC's review of the Company's most recent 10-K and 10-Q filings, the Company and the SEC are discussing amending the Company's current policy of accounting for seasonal costs at TruGreen ChemLawn. Any changes to the policy would affect the timing of quarterly recognition of expenses and have no effect on annual results. The Company expects to conclude its discussion with the SEC prior to filing its 10-K, which the Company expects will include restated quarterly information.

Terminix

     The Terminix segment reported 2002 revenues of $924 million, up 9 percent as compared to 2001. Growth in revenue was supported by new sales, customer renewals and the 2001 acquisition of Sears Termite and Pest Control business. Operating income for 2002 was $128 million compared with $124 million (proforma) in the prior year. Lower margins reflected implementation costs of a new information system, marketing and insurance costs, offset by improvements in branch efficiencies and reduced operating costs.

American Home Shield

     The American Home Shield (AHS) segment reported 2002 revenues of $422 million, up 16 percent compared to 2001. This increase was supported by higher customer renewal rates as well as strong increases in sales through both the real estate and direct to consumer channels. Operating income for 2002 and 2001 was $48 million and $26 million (proforma), respectively. Margins in AHS improved for the year as the unit benefited from strong volume growth, improved management of service costs and reduced incidence of claims. Mild weather and higher consumer deductible levels produced lower incidence rates. In addition, AHS also continued to benefit from lower costs per claim.

American Residential Services and American Mechanical Services

     Revenues in the American Residential Services (ARS) and American Mechanical Services (AMS) segment were $719 million, a decline of 12 percent for the full year, reflecting a continued lower call volume for residential air conditioning and plumbing repairs and a marked reduction in HVAC commercial and construction activity. Operating income for 2002 and 2001 was $19 million and $50 million (proforma), respectively. Profits at ARS and AMS declined as these units continued their efforts toward a comprehensive rebuilding of marketing and sales strategies to counteract the impact of the decreased demand for services caused by the economic slowdown. The Company is undertaking a thorough review of individual branches to determine their longer-term profit potential and whether under-performing operations should be closed.

Other Operations

     Revenue in the Other Operations segment decreased from $158 million in 2001 to $149 million in 2002, reflecting the revenue from trade name licensing in 2001. Revenue from the Pentagon restoration in 2001 was replaced in 2002 with stronger revenue in the core ServiceMaster Clean disaster recovery business and Merry Maids acquisitions. The overall segment reported an operating loss of $26 million compared with a loss of $391 million (proforma) in 2001. This result reflected continuing growth in the profit of the franchise businesses, offset by higher costs related to enterprise initiatives and lower profits from trade name licensing. The 2001 results included a charge of $394 million related to restructurings and impairments.

Restatements of 2000 and 2001
-----------------------------

     The restatement of 2000 and 2001 includes the preliminary results of both the Deloitte & Touche re-audit of 2000 and 2001 financial statements and the SEC review of the Company's 2001 10-K and 2002 first and second quarter 10-Q filings. The restatement of the quarterly information for these periods will be included in the Company's 10-K filing for 2002.

Table A reflects the impact from the preliminary restatement for accounting errors in 2001 and 2000 on net income and earnings per share, as well as the impact on year-end 1999 equity.

Table A

                                              Net           Net
($ in millions)                             Income         Income         Equity
                                             2001           2000         12/31/99
                                             ----           ----         --------
Continuing Operations:

AHS deferred acquisition costs                $(8.5)        $(6.1)        $(30.0)
Trade name license fee                          9.0             -             -
Insurance (TruGreen)                            3.7          (3.7)             -
Other, net                                      0.4          (5.7)         (12.6)
Tax adjustment from reincorporation            (0.8)         (0.8)          35.0
                                          -----------    -----------    -----------
   Net Income Impact                           $3.8         $(16.3)       $(7.6)

   EPS Impact                                  $0.01        $(0.05)


Discontinued Operations:

   Net Income Impact                          $(41.5)       $(3.7)        $ 59.4

   EPS Impact                                 $(0.14)       $(0.01)



Table B provides a reconciliation of the previously reported net income and equity with the restated figures.

Table B

                                             Net            Net
($ in millions)                            Income          Income         Equity
                                            2001           2000         12/31/99
                                            ----           ----         --------
Continuing Operations:

As previously reported                      $(171.8)         $136.8       $1,205.7
Net income impact from errors                    3.8         (16.3)          (7.6)
Reclassification of Terminix U.K
    as discontinued                                -            3.9              -
                                          -----------    -----------
   As Restated                              $(168.0)         $124.4


Discontinued Operations:

As previously reported                        $330.2          $48.2
Net income impact from errors                 (41.5)          (3.7)           59.4
Reclassification of Terminix U.K
    as discontinued                                -          (3.9)              -
                                          -----------    -----------    -----------
   As Restated                                $288.7          $40.6       $1,257.5


American Home Shield Deferred Acquisition Costs

     In July 2002, the Company announced that it had changed its method of accounting for deferred customer acquisition costs in its AHS business from SFAS No. 60, "Accounting and Reporting by Insurance Enterprises," pursuant to which the Company believed it was appropriate to amortize deferred acquisition costs over the expected customer life to FASB Technical Bulletin No. 90-1, "Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts," pursuant to which deferred acquisition costs are amortized over the initial contract life.

     The Company also previously announced that the new method of accounting was expected to reduce after-tax earnings by $.03 per share in 2002, but have no material impact on cash flow in current or future years. The Company recorded a cumulative charge of $.14 per share to effect this change.

     This information was described in the Company's previously filed 10-Q for the second and third quarters of 2002.

     Following discussions with the SEC, the Company has restated prior years to account for deferred acquisition costs in accordance with FASB Technical Bulletin No. 90-1. The effect of this restatement item on continuing operations is to reduce after-tax earnings by $8.5 million or $.03 per share in 2001, and $6.1 million or $.02 per share in 2000. In addition, this change results in a reduction of retained earnings by $30 million at year-end 1999.

Trade Name License Fee

     In connection with the sale of its Management Services business in the fourth quarter of 2001, the Company entered into a three-year licensing arrangement with ARAMARK Corporation for the use of the ServiceMaster trade name, valued at $15 million. The Company intended to recognize this amount over the three-year contractual period, and as such, recognized $2 million related thereto in each of the first and second quarters of 2002.

     In November 2002, the Company announced that it had determined that it was appropriate to recognize the entire $15 million licensing fee in the fourth quarter of 2001. This treatment stems from a different interpretation of the accounting literature based on SAB No. 101 questions 3 and 8 and Statement of Position 00-2.

     This change was previously disclosed in the Company's third quarter 2002 10-Q and was reflected in the previously reported nine-month financial results.

     The effect on Continuing Operations of this change is to increase after-tax earnings by $9 million and earnings per share by $.03 in 2001, and to reduce after-tax earnings by $2.4 million and earnings per share by $.01 in the first half of 2002.

Insurance (TruGreen)

     In January 2002, the Company announced that it had recognized a $9 million pre-tax expense in 2001 relating to a revised estimate of the 2000 insurance reserve requirements. The Company has now restated earnings to move most of this expense out of 2001 and into 2000.

     This information was previously disclosed in the Company's 2001 Annual Report.

     The impact on Continuing Operations is to increase after-tax earnings by $3.7 million and earnings per share by $.01 in 2001 and reduce those items by like amounts in 2000. The remaining adjustment is in Discontinued Operations where it reduces after-tax earnings by $1.1 million, which is immaterial to earnings per share.

Other, Net

     Other Items primarily relate to adjustments in accruals, timing of revenue and expense items and other miscellaneous items. In addition, certain operating leases of constructed properties have been reclassified on the balance sheet as assets with associated debt.

Reincorporation Tax

     Prior to 1997, the Company was in partnership form and therefore was not a federal taxpayer. Consequently, the Company did not have deferred tax balances reflecting the differences between the book and tax-basis of its assets and liabilities. When the Company converted to corporate form in 1997, it established deferred tax accounts relating to the recognition of "typical" temporary items such as insurance reserves, depreciation, etc. At the same time, the Company realized a significant step-up in the tax basis of its assets, which was largely reflected in an increase in the basis of the tax intangibles and provided for significant tax deductions over the next 15 years.

     In accounting for this event in 1997, the Company recognized a $65 million after-tax gain and established a net deferred tax asset in the same amount to account for the typical temporary differences noted above. The remaining tax basis relating to intangible assets was allocated to the overall book balance of intangible assets on an enterprise basis. The restated financials employ a different methodology of allocating tax basis. A lesser amount of basis was allocated to certain intangible book assets. This treatment would have required unallocated tax basis to be recognized as a gain upon re-incorporation in 1997.

     This change is relevant to the re-audited period for a number of reasons. First, retained earnings on the restated December 31, 1999 balance sheet increased by $92.6 million. Second, the tax provision increased in 2001 and 2000 for continuing and discontinued operations. Finally, the tax provision relating to the gain in certain businesses sold in 2001 increased by $45.8 million. The net impact of these items on the 2002 balance sheet would be to increase deferred tax assets by $33.4 million and equity by $43.2 million.

Discontinued Operations
-----------------------

     In the fourth quarter of 2001 the Company completed the sale of its Management Services business to ARAMARK Corporation. Additionally, ServiceMaster exited certain non-strategic businesses including TruGreen LandCare Construction, Certified Systems Inc. (CSI), certain subsidiaries of its European pest control and property services business and certain other small operations. The results of these operations are reflected as discontinued operations on the Company's financial statements.

     In the fourth quarter of 2001, the Company announced the sale of certain subsidiaries of its European pest control and property services operations. In the fourth quarter of 2002, the purchaser made a claim for a purchase price adjustment, relating to an alleged breach of certain conditions in the purchase agreement. In the course of responding to that claim, the Company discovered that personnel of the former operations had made unsupported monthly adjustments to certain accounts. In recognition of these facts, the Company agreed to an adjustment to the purchase price consisting of an $8 million cash payment and the cancellation of a previously reserved note.

     As part of its commitment to full disclosure, the Company contacted the Securities and Exchange Commission on its own initiative and volunteered to provide the Commission with information regarding the activities at the former subsidiary.

Conference Call Details
-----------------------

         The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on March 17, 2003. Interested parties may listen to the call at 800-899-5685. The conference call will include Jon Ward, Chairman and Chief Executive Officer, and Steven Preston, Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at 800-633-8284 (#21130389).

Company Overview
----------------

     ServiceMaster currently provides outsourcing services for more than 11.5 million residential and commercial customers, with customer level revenue of approximately $5.1 billion. As America's Service Brands for Home and Business, the core service capabilities of ServiceMaster include lawn care and landscape maintenance, termite and pest control, plumbing, heating and air conditioning services, cleaning, furniture repair and home warranty.

     These services are provided through a network of over 5,400 company-owned and franchised service centers and business units operating under leading brands which include Terminix, TruGreen ChemLawn, TruGreen LandCare, American Residential Services, Rescue Rooter, American Mechanical Services, American Home Shield, ServiceMaster Clean, AmeriSpec, Merry Maids and Furniture Medic.

Business Segments
-----------------

     The Company is primarily comprised of five business segments:

     The TruGreen segment includes the lawn care operations performed under the TruGreen ChemLawn brand name and landscaping services provided under the TruGreen LandCare brand name. The Terminix segment includes domestic termite and pest control services. The American Residential Services and American Mechanical Services segment includes heating, ventilation, air conditioning and plumbing services provided under the ARS, AMS and Rescue Rooter brand names. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations segment includes the Company's franchised operations, which include ServiceMaster Clean, Merry Maids, Furniture Medic, the Company's international operations and headquarters.

Forward-Looking Statements
--------------------------

     The Company notes that statements that look forward in time, which include everything other than historical information involve risks and uncertainties that affect the Company's results of operations. Factors which could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): weather conditions adverse to certain of the Company's consumer and commercial services businesses; the entry of additional competitors in any of the markets served by the Company; labor shortages; unexpected changes in operating costs; the condition of the U.S. economy; the cost and length of time associated with integrating or winding down businesses; and other factors listed and discussed from time to time in the Company's filings with the Securities and Exchange Commission.

     Examples of the foregoing include a shortened lawn care season due to late spring or early fall, unusual snowfall in some markets, or an unusually warm winter or cool summer that affects heating and air conditioning services. Increased healthcare and insurance costs may have a disproportionate effect on our labor-intensive business and rising fuel costs could adversely affect our fleet of approximately 27,000 vehicles.

     The financial information presented above and in Tables A and B is subject to change until Deloitte & Touche completes its re-audit of 2000 and 2001 and audit of 2002 financial statements, the SEC completes its review and the Company files its 10-K with the SEC for the year ended December 31, 2002.